Item 7
 Aperio Group, LLC
 BlackRock (Luxembourg) S.A.
 BlackRock (Netherlands) B.V.
 BlackRock (Singapore) Limited
 BlackRock Advisors (UK) Limited
 BlackRock Advisors, LLC
 BlackRock Asset Management Canada Limited
 BlackRock Asset Management Deutschland AG
 BlackRock Asset Management Ireland Limited
 BlackRock Asset Management North Asia Limited
 BlackRock Asset Management Schweiz AG
 BlackRock Financial Management, Inc.
 BlackRock France SAS
 BlackRock Fund Advisors
 BlackRock Fund Managers Ltd
 BlackRock Institutional Trust Company, National Association
 BlackRock International Limited
 BlackRock Investment Management (Australia) Limited
 BlackRock Investment Management (UK) Limited
 BlackRock Investment Management, LLC
 BlackRock Japan Co., Ltd.
 BlackRock Life Limited
 iShares (DE) I Investmentaktiengesellschaft mit Teilgesellsc
 SpiderRock Advisors AUM Portfolio



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.